Exhibit 99.1

Tri-Valley Corporation Reports 2011 Financial Results

~Oil and Gas Production Revenues Up 34% from 2010~
~Company Provides Update on OPUS Settlement and Restructuring Transaction~

Bakersfield, CA, April 18, 2012 – Tri-Valley Corporation (NYSE Amex: TIV) today announced its financial results for the year ended December 31, 2011. Oil and gas production revenues grew 34% to $2.3 million in 2011 from $1.8 million in the prior year, reflecting increased production at both the Pleasant Valley and Claflin oil fields and higher oil prices. Net oil production in 2011 totaled 29,785 barrels compared with 24,559 barrels in 2010, an increase of 21%.  Oil prices on average in 2011 were 10% higher than 2010. Net production costs increased 20% from 2010, largely the result of an increase in production and steaming activity at Claflin.

“The growth in oil revenues reflects the success of our efforts during the past year to increase production at Pleasant Valley and establish new wells at Claflin,” said Maston Cunningham, President and CEO of Tri-Valley Corporation. “At Pleasant Valley, during 2011 we increased oil production through a more aggressive steam cycle program and optimized artificial lift methods which reduced bottlenecks in our production process. Gross production of native oil at Pleasant Valley increased 33% from 202 to 269 barrels per day.  At Claflin, during 2011 we drilled eight new wells in the second quarter, but had to shut down our steam generation facility for modifications required for new safety and emissions permits. Steam generation resumed in November following modification of our 19.5 MMBTU/hour steam generator and receipt of the new permits.  Through the end of December 2011, six of the eight new wells had been steamed and we have received good production response.  Gross production at Claflin increased 51% during 2011 and averaged 43 barrels per day in December following resumption of steam injection in the fourth quarter.  Initial steam injection for the remaining two new wells was completed in early January.  In addition to higher production, our oil revenues also benefitted from higher oil prices available through our recently signed agreements with Plains Marketing and ConocoPhillips and market dislocation factors which caused California heavy crudes to sell at a premium to the West Texas Intermediate Crude for most of the year. On average, we realized an improvement in price of approximately $6.95 per barrel over 2010.”

“We continue to work with the OPUS Special Committee to finalize the OPUS restructuring agreement for distribution to the OPUS partners. Due to the complexity of required disclosures and the emergence of additional legal and tax issues, finalization of the package could not be completed by year end.  Recently, we have reached an agreement with the Special Committee on a framework for revised terms that we believe will successfully address these concerns, as well as settle alleged contract claims against the Company pursuant to the OPUS partnership agreements at closing. We currently expect to complete the revised term sheet by April 30, 2012 which will guide finalization of the definitive agreements, including the Information Statement and Consent Solicitation, which will be forwarded to the OPUS partners for their consideration and vote,” Mr. Cunningham continued.

“Turning to our Alaskan minerals operation, McEwen Mining Inc. (formerly known as US Gold Corporation), our partner in the exploration and development of the Richardson precious minerals property, completed its initial sampling and testing on the property, collecting 1,507 power auger soil samples and approximately 150 rock samples,” said Mr. Cunningham. “Core drilling of 2,863 feet in three holes was performed, with 616 samples collected and sent for laboratory analysis.  In addition, airborne magnetic and gamma-ray spectrometry geophysics were acquired. The field work was suspended in October 2011 due to the onset of winter.  We also conducted field work on our Shorty Creek property, where a geologic evaluation has confirmed the presence of a potentially large porphyry copper, gold and molybdenum system. In August 2011, we conducted a minimum field program to fulfill our annual labor obligation and analyzed 73 soil and five rock samples in the Wilbur Creek area.  We plan to conduct follow up exploration work in the summer of 2012 and we continue to seek a strategic partner for further exploration efforts there.”

Tri-Valley has also made progress recently on several additional corporate initiatives this year:

●	Engaged AJM Deloitte based in Calgary to evaluate the Claflin and Brea leases located in the Edison Field.
●	Engaged Cannon Engineering Corp. for front-end engineering design and estimated costs for surface facilities required for a SAGD pilot at Pleasant Valley.
●
On March 30, 2012, the Company entered into definitive agreements with the trust of G. Thomas Gamble for the issuance of a senior secured note in the amount of $3,298,310 to replace the three short-term notes made to the Company in 2011. The senior secured note carries a 14% per year interest rate and matures on April 30, 2013. The senior secured note was accompanied by a warrant to purchase 3,000,000 shares of the Company’s common stock, at an exercise price of $0.19 per share exercisable for a period of five (5) years from March 30, 2012. As an inducement to the Gamble trust, the Company agreed to assign, in perpetuity, 2% of its overriding royalty interests (ORRI) on the Claflin lease and 1% of its ORRIs on other specified leases in and around the Claflin property, with proceeds to begin after all obligations under the senior secured note are paid in full.

●
On April 3, 2012, the Gamble trust loaned the Company $1.5 million, also at 14% per year and due on April 30, 2013, and the proceeds from this loan were used to pay the $1.5 million settlement with the plaintiffs in the Hansen lawsuit regarding ownership of mineral rights on the Hansen property in the Oxnard Field.

“Tri-Valley made good operational progress during 2011 and we expect to continue our efforts to increase the production, efficiency and revenues from our oil operations in 2012. We have also established important milestones for the year that we are focused on accomplishing to ensure we remain a viable company positioned for growth and an improved financial performance. On behalf of the Board, I would like to thank our employees for their hard work and dedication this past year and our OPUS partners and TIV shareholders for their patience and support,” concluded Mr. Cunningham.

2012 Milestones

The Company provided the following milestones for 2012:

●	Complete OPUS restructuring agreement and distribute to OPUS partners for review and vote
●	Secure additional working capital and financing for other corporate expansion initiatives, including SAGD and additional wells at Claflin
●
Begin implementation of SAGD pilot project at Pleasant Valley to increase oil recovery. Plans call for two new horizontal wells, one producer and one continuous steam injector. Completion and testing of the SAGD pilot is not anticipated until 2013

●	Complete next stage of Claflin Development:
o	Drill up to three new horizontal wells
o	Recomplete two vintage wells to produce the Chanac formation
o	Recomplete one idle vintage well for injection of produced water
o	Upgrade surface facilities
●	Secure a strategic partner for Shorty Creek minerals property
●	Sell our idle drilling rig that is stacked in Fallon, Nevada

2011 Financial Highlights

Total revenues for 2011 were $2.6 million compared with $1.9 million in 2010. Oil and gas revenues increased 34% to $2.3 million compared with $1.8 million the prior year.

Total costs and expenses were $14.3 million compared with $10.5 million in 2010. Oil and gas production costs increased 20%, largely reflecting the increased production activity at Claflin. Also included in total costs were $2.4 million in asset write-offs or impairment charges, including expired leases on unproved oil and gas properties, equipment and goodwill. The 2011 costs also reflect the $1.5 million Hansen litigation settlement.

The net loss in 2011 totaled $11.7 million, or $0.19 per share, compared with a net loss of $8.7 million, or $0.24 per share, in 2010. Weighted average shares outstanding in 2011 were 63.1 million compared with 36.7 million in 2010, reflecting the sale of common stock through the Company’s ATM facility with C.K. Cooper & Company and the private placement financing completed in April 2011 for a total of 21.4 million shares.

Tri-Valley ended the year with $0.6 million in cash on the balance sheet. Long-term debt totaled $3.5 million.  The Company also announced that its independent public accounting firm included a going concern qualification in their otherwise unqualified report on the Company's financial statements for the fiscal year ended December 31, 2011. The financial statements are contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 16, 2012.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Note Regarding Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hope,” “intends,” “may,” “plans,” “potential,” or “predicts,” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: our ability to obtain additional funding; the outcome of an ongoing investigation by the staff of the SEC; fluctuations in oil and natural gas prices; imprecise estimates of oil reserves; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; geographical concentration of oil and gas reserves in the State of California; changes in, or inability to enter into or maintain, strategic and joint venture partnerships; pending and threatened lawsuits against us; potential rescission rights stemming from our potential violation of Section 5 of the Securities Act of 1933; our ability to consummate the OPUS restructuring transaction; the continued listing of our common stock on the NYSE Amex; and such other risks and factors that are discussed in our filings with the Securities and Exchange Commission from time to time, including under “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Tri-Valley’s Annual Report on Form 10-K for the year ended December 31, 2011. Except as required by law, Tri-Valley undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

Notice to OPUS Partners and Additional Information about the Restructuring Transaction

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The equity interests of the new joint venture company to be issued in connection with the OPUS restructuring transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  No securities of the new joint venture company will be issued or sold in any state in which such offer, solicitation or sale would be unlawful absent registration or qualification under the securities laws of such state.

In connection with the potential restructuring transaction, Tri-Valley Corporation, as the managing partner of OPUS, will prepare and distribute an Information Statement and Consent Solicitation to all OPUS partners.  OPUS partners are urged to read carefully the Information Statement and Consent Solicitation, and the other relevant materials, when they become available before making any voting or investment decision with respect to the proposed restructuring transaction, because they will contain important information about the transaction and the parties to the transaction.  Tri-Valley Corporation and its respective directors, executive officers, and employees are expected to participate in the solicitation of consents to the proposed restructuring transaction from OPUS partners.  OPUS partners may obtain more detailed information regarding the names, affiliations and interests of certain of Tri-Valley’s executive officers, directors and/or other employees in the solicitation by reading the Information Statement and Consent Solicitation, and other relevant materials, when they become available and are distributed to the OPUS partners.

When available, Tri-Valley Corporation will distribute the Information Statement and Consent Solicitation, and other relevant materials, to all OPUS partners of record.  OPUS partners may obtain free copies of the Information Statement and Consent Solicitation, when available, by contacting Tri-Valley Corporation at 4927 Calloway Drive, Bakersfield, California 93312, or at (661) 864-0500.

Company Contacts:	Investor Contacts:	Media Contact:
Greg Billinger	Doug Sherk/Jenifer Kirtland	Chris Gale
(661) 864-0500	EVC Group, Inc.	EVC Group, Inc.
gbillinger@tri-valleycorp.com	(415) 568-4887	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Current Assets
Cash	$584,415	$581,148
Accounts receivable	1,864,936	4,492,448
Prepaid and other	1,048,133	615,778
	3,497,484	5,689,374

Oil and gas properties (successful efforts basis), other property and equipment, net)	8,393,499	6,719,353
Long-term receivables	6,339,144	1,830,317
Other long-term assets	419,128	762,448
	$18,649,255	$15,001,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$8,608,525	$8,052,388
Settlement of claim	1,500,000	-
Debt	76,041	134,322
Asset retirement obligations – current portion	22,881	-
	10,207,447	8,186,710

Asset retirement obligations	525,985	206,183
Long-term debt	3,522,746	455,246
	14,256,178	8,848,139

Commitments and Contingencies	-	-

Stockholders' Equity
Series A preferred stock - 10.00% cumulative; $0.001 par value; $10.00 liquidation value;
20,000,000 shares authorized; 438,500 shares outstanding	439	439
Common stock, $0.001 par value; 100,000,000 shares authorized;
67,615,407 and 44,750,964 shares issued at December 31, 2011 and 2010, respectively.	67,615	44,751
Less: common stock in treasury, at cost; none and 161,847 shares at December 31, 2011 and 2010,
respectively.	-	(38,370)
Capital in excess of par value	72,657,724	63,112,372
Additional paid in capital – warrants	1,397,428	1,350,678
Additional paid in capital - stock options	3,073,360	2,806,945
Accumulated deficit	(72,803,489)	(61,123,462)
	4,393,077	6,153,353
	$18,649,255	$15,001,492

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,

	2011	2010
Revenues
Oil and gas	$2,347,368	$1,756,570
Interest income and other	267,939	98,890
	2,615,307	1,855,460

Costs and Expenses
Oil and gas production	1,814,405	1,507,434
Mining exploration	90,711	371,975
General and administrative	6,841,752	6,884,334
Write off and impairment loss	2,393,779	140,242
Loss on settlement of claim	1,500,000	-
Depreciation, depletion and amortization	683,530	570,020
Stock-based compensation	418,477	1,846,253
Exploration expense	362,402	-
Interest	234,613	324,241
Gain on sale of assets	(44,335)	(3,014,244)
Bad debt	-	44,391
Loss on derivative instruments	-	1,846,611
	14,295,334	10,521,257

Net loss	$(11,680,027)	$(8,665,797)
Cumulative, undeclared preferred stock dividends	(523,045)	(88,750)
Net loss allocated to common shareholders	(12,203,072)	(8,754,547)

Basic and diluted loss per common share	$(0.19)	$(0.24)

Weighted average number of common shares outstanding	63,134,690	36,659,198

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,

	2011	2010
Operating Activities
Net loss	$(11,680,027)	$(8,665,797)
Adjustments to reconcile net loss to net cash from operating activities:
Write off and impairment loss	2,393,779	140,242
Depreciation, depletion and amortization	683,530	570,020
Stock-based compensation	418,477	1,846,253
Dry hole expense	123,653	-
Loss on derivative instruments	-	1,846,611
Gain on sale of assets	(44,335)	(3,014,244)
Bad debt	-	44,391
Other	23,736	-
Changes in non-cash working capital items:
(Increase) decrease in accounts receivable	(2,730,877)	673,489
Increase in prepaid and other	(432,355)	(752,809)
Increase in accounts payable and accrued expenses and current portion of asset retirement obligations	750,322	602,764
Increase in settlement of claim	1,500,000	-
Net cash used in operating activities	(8,994,097)	(6,709,080)

Investing Activities
Capital expenditures	(5,097,221)	(1,992,831)
Proceeds from sale of assets	318,894	4,369,311
Changes in non-cash working capital related to investing activities and other long-term assets	1,290,600	562,500
Net cash provided by (used in) investing activities	(3,487,727)	2,938,980

Financing Activities
Net proceeds from the issuance of common stock and warrants	9,475,872	5,328,687
Principal payments on debt	(140,781)	(1,245,565)
Proceeds from issuance of debt	3,150,000	-
Purchase of treasury stock	-	(25,000)
Proceeds from exercise of stock options	-	2,200
Net cash provided by financing activities	12,485,091	4,060,322

Net increase in cash	3,267	290,222
Cash at the beginning of the year	581,148	290,926
Cash at the end of the year	$584,415	$581,148

Supplemental Schedule of Non-Cash Transactions
Issuance of preferred stock for:
Debt	$-	$850,000
Partnership interests	-	3,535,000
	$-	$4,385,000